CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 607 to Registration Statement No. 33-26305 on Form N-1A of our reports each dated July 26, 2016, relating to the financial statements and financial highlights of BlackRock Impact U.S. Equity Fund (the “Fund”), one of the series of BlackRock Funds, appearing in the Annual Report on Form N-CSR for the year ended May 31, 2016. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 27, 2016